Exhibit 99.1

FOR IMMEDIATE RELEASE

HomeAway, Inc. Reports First Quarter 2012 Financial Results

– Total revenue of $64.1 million, up 23.4% year-over-year

– Adjusted EBITDA of $14.0 million, up 36.6% year-over-year

– TTM Free Cash Flow generation of $73.7 million, up 39.3% year-over-year

Austin, Texas – April 24, 2012 – HomeAway, Inc. (NASDAQ: AWAY), the world’s largest online marketplace for vacation rentals, today reported its financial results for the first quarter ended March 31, 2012.

Management Commentary

“The first quarter marked a solid start to the year for HomeAway®, as evidenced by our impressive growth in listings and record renewal rates as we head further into the travel planning season,” says Brian Sharples, Chief Executive Officer of HomeAway. “Free cash flow remained strong, up 39% year-over-year on a trailing twelve month basis, and in-line with our EBITDA growth. Our financial performance is enabled by the strength and growth of our global network for online vacation rentals. Our recent acquisition of Toprural supports our mission of strengthening the reach of our network by making every vacation rental and bed and breakfast in the world easily available to every traveler. In line with that mission, we are progressing with our growth initiatives to increase the number of listings in our network and launch new products and services to property owners, managers and travelers. We remain on-track to achieve a key technology milestone, the back-end migration of VRBO.com onto our common network by the end of the summer.”

Mr. Sharples continued, “Strategic reinvestment in our business has led to exciting new product initiatives, including the recently launched OverviewTM software product, aimed at helping emerging and smaller property managers automate time-intensive tasks in one web-based system and better focus on growing their businesses. Throughout the remainder of 2012, we anticipate the launch of additional tools and services for our property owners and managers alike while concurrently focusing on expanding and further monetizing our reach within the vacation rentals marketplace.”

First Quarter 2012 Financial Highlights

•

Total revenue increased 23.4% to $64.1 million from $52.0 million in the first quarter of 2011. Growth in total revenue primarily reflects continued strength in renewal rates, increases in new listings and the benefit of other revenue.

•	Listing revenue increased 19.5% to $54.0 million from $45.2 million in the first quarter of 2011.

•

Adjusted EBITDA increased 36.6% to $14.0 million from $10.2 million in the first quarter of 2011. As a percentage of revenue, Adjusted EBITDA was 21.8%, an increase of approximately 210 basis points over 19.7% in the first quarter of 2011.

•

Free cash flow increased 54.6% to $27.6 million from $17.8 million in the first quarter of 2011. On a trailing twelve month basis, free cash flow increased 39.3% to $73.7 million from $52.9 million in the comparable trailing twelve month period for the prior year.

•

Net income attributable to common stockholders was $2.4 million, or $0.03 per diluted share, compared to a net loss attributable to common stockholders of $7.5 million or $0.19 per diluted share in the first quarter of 2011. This measure of net loss attributable to common stockholders and of net loss attributable to common stockholders per diluted share includes the negative impact of cumulative preferred stock dividends and discount accretion in the first quarter of 2011, which represented $9.1 million, or $0.23 per share.

•	Pro forma net income was $7.4 million, or $0.09 per diluted share compared to pro forma net income of $6.4 million, or $0.17 per diluted share in the first quarter of 2011.

•	Cash, cash equivalents and short-term investments as of March 31, 2012 were $222.7 million.

Key Business Metrics

•	Paid listings were 699,088, a year-over-year increase of 21.5% from 575,166 at the end of the first quarter of 2011.

•	Average revenue per listing during the first quarter was $322, compared to $328 during the first quarter of 2011.

•	Renewal rate was 77.0% at the end of the first quarter, compared to 76.1% at the end of the first quarter of 2011 and 76.8% at the end of the fourth quarter of 2011.

•	Visits were 159.7 million during the first quarter, according to the Company’s internal metrics, an increase of 16.6% year-over-year.

Corporate Developments

Subsequent to quarter-end, HomeAway announced the acquisition of Top Rural S.L. (dba Toprural®), the leading site for independently-owned rural accommodations in Southern Europe, in an all cash transaction valued at €14,000,000. The acquisition of Toprural further broadens HomeAway’s reach within the European market and solidifies its market leadership in Spain. As of December 31, 2011, Toprural had more than 11,600 paid listings and approximately 29,900 free listings in rural Spain, France, Italy and Portugal.

Business Outlook

HomeAway management currently expects to achieve the following results for its second quarter ending June 30, 2012 and the year ending December 31, 2012, as follows:

Second Quarter 2012

•	Total revenue is expected to be in the range of $70.5 to $71.3 million.

•	Adjusted EBITDA is expected to be in the range of $18.7 to $19.0 million.

Full Year 2012

•	Total revenue is expected to be in the range of $280.4 to $284.7 million.

•	Adjusted EBITDA is expected to be in the range of $80.0 to $82.0 million.

The above statements are based on current expectations and actual results may differ materially as explained in the “Cautionary Statement Regarding Forward-looking Statements” below. Information about HomeAway’s use of non-GAAP financial measures and key business metrics is provided below under the captions “Use of Non-GAAP Financial Measures” and “Use of Key Business Metrics”.

Conference Call & Webcast Information

HomeAway will host a conference call to review and discuss its first quarter 2012 results today at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. To participate in the conference call, investors should join ten minutes prior to the scheduled start time. Callers in the United States and Canada should join by dialing (877) 941-8416, passcode 4528539. Callers outside the United States and Canada should join by dialing (480) 629-9808, passcode 4528539. In addition, a live webcast of the call will be accessible through the Investor Relations section of HomeAway’s® website at http://investors.homeaway.com and will be archived online for 60 days upon completion of the conference call. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 7:30 p.m. Eastern Time / 6:30 p.m. Central Time on April 24, 2012 until 11:59 p.m. Eastern Time / 10:59 p.m. Central Time on May 9, 2012 by dialing (877) 870-5176, passcode 4528539, in the United States and Canada or (858) 384-5517 outside the United States and Canada, passcode 4528539.

About HomeAway

HomeAway, Inc., based in Austin, Texas, is the worldwide leader in online vacation rentals, with sites representing approximately 700,000 paid listings of vacation rental homes throughout 168 countries. Through HomeAway, owners and property managers offer an extensive selection of vacation homes that provide travelers with memorable experiences and benefits, including more room to relax and added privacy, for less than the cost of traditional hotel accommodations. The company also makes it easy for vacation rental owners and property managers to advertise their properties and manage bookings online. The HomeAway portfolio includes the leading vacation rental websites HomeAway.com, VRBO.com and VacationRentals.com in the United States; HomeAway.co.uk and OwnersDirect.co.uk in the United Kingdom; HomeAway.de in Germany; Abritel.fr and Homelidays.com in France; HomeAway.es in Spain; AlugueTemporada.com.br in Brazil; and HomeAway.com.au in Australia.

In addition, HomeAway operates BedandBreakfast.com, the most comprehensive global site for finding bed-and-breakfast properties, providing travelers with another source for unique lodging alternatives to chain hotels. For more information about HomeAway, please visit www.HomeAway.com.

Cautionary Statement Regarding Forward-looking Statements

This press release contains “forward-looking” statements, subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which are based on HomeAway management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning HomeAway’s expected, possible or assumed future results of operations, business outlook, potential business strategies, ability to expand the size and scope of HomeAway’s reach, ability to distribute value-added services across HomeAway’s online marketplace, ability to optimize our platform efficiently, ability to introduce new products, competitive position, industry environment, potential growth opportunities, potential market opportunities and the effects of competition.

Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “continues,” “plans,” “believes,” “expects,” “anticipates,” “could,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause HomeAway’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to the following: (a) HomeAway’s inability to attract and maintain a critical mass of property listings and travelers, (b) a decrease in renewal of listings, (c) HomeAway’s inability to effectively manage its growth, (d) HomeAway’s inability to increase sales to existing property owners and managers and attract new ones, (e) changes in HomeAway’s pricing policies or those of its competitors, (f) HomeAway’s inability to effectively integrate acquired businesses successfully, (g) the impact of general economic conditions, (h) fluctuations in foreign exchange rates, and (i) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), including HomeAway’s most recent 10-K, filed on March 29, 2012. All information provided in this press release is as of the date hereof and, except as required by law, HomeAway assumes no obligation to update this information, even if new information becomes available in the future.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures: Adjusted EBITDA, free cash flow and pro forma net income. Adjusted EBITDA, free cash flow and pro forma net income are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. HomeAway defines Adjusted EBITDA as its net income (loss) plus depreciation; amortization of intangible assets; interest expense, net; income tax expense (benefit); stock-based compensation expense, all net of any foreign exchange income or expense. HomeAway defines free cash flow as its cash provided by operating activities, adjusted for cash interest expense, and subtracting capital expenditures. For the purpose of calculating free cash flow, HomeAway considers purchases of property, equipment, tenant improvements for its offices, and software licenses (including costs associated with internally developed software) as capital expenditures. HomeAway defines pro forma net income as its net income (loss) plus the after-tax effect of stock-based compensation expense and amortization of intangible assets, utilizing an effective tax rate of 35%. The income tax effect of adjustments to pro forma net income assists investors in understanding the tax provision related to those adjustments and the effective tax rate of 35% related to ongoing operations.

HomeAway management believes that the use of Adjusted EBITDA, free cash flow and pro forma net income are useful to investors in evaluating its operating performance for the following reasons:

•

HomeAway management uses Adjusted EBITDA, free cash flow and pro forma net income in conjunction with GAAP financial measures as part of its assessment of its business and in communications with its board of directors concerning its financial performance;

•

Adjusted EBITDA, free cash flow and pro forma net income provide consistency and comparability with HomeAway’s past financial performance, facilitate period-to-period comparisons of operations, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results;

•

Securities analysts use Adjusted EBITDA, free cash flow and pro forma net income as supplemental measures to evaluate the overall operating performance of companies, and HomeAway management anticipates that its investor and analyst presentations will include Adjusted EBITDA, free cash flow and pro forma net income; and

•

Adjusted EBITDA excludes non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of HomeAway’s business operations and can vary significantly between periods.

Adjusted EBITDA, free cash flow and pro forma net income should not be reviewed in isolation. Investors should consider them in addition to, and not as substitutes for, measures of HomeAway’s financial performance reported in accordance with GAAP. HomeAway’s Adjusted EBITDA, free cash flow or pro forma net income may not be comparable to similarly titled measures of other companies because other companies may not calculate such measures in the same manner as HomeAway does. Adjusted EBITDA, free cash flow and pro forma net income have limitations as analytical tools. As an example, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA, free cash flow and pro forma net income do not reflect any cash requirements for these replacements. In addition, none of these measures reflect future requirements for contractual obligations.

Further limitations of Adjusted EBITDA include:

•	this measure does not reflect changes in working capital;

•	this measure does not reflect interest income or interest expense; and

•	this measure does not reflect cash requirements for income taxes.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Use of Key Business Metrics

A paid listing is defined by HomeAway as a fee to list a property advertisement on one or more websites in its marketplace. A paid listing allows a property owner or manager to include a description of the property, along with location, pricing, availability, a specified number of photos and contact information. Most listings are sold on a subscription basis, and some listing packages may include listings on more than one of HomeAway’s websites. When purchased at the same time in one bundle, HomeAway counts this as one paid listing.

Average revenue per listing is computed by HomeAway as listing revenue for the period divided by the average of paid listings at the beginning and end of the period and then annualizing the result. The price of listings varies by website and can include various additional fees associated with listing enhancements. The average revenue per listing may fluctuate based on the timing and nature of acquisitions, impacting the number of average paid listings for a given period; changes in HomeAway’s base pricing; uptake of listing enhancements; changes in the pricing of enhancements; changes in brand and listing type mix; and the impact of foreign exchange rates on HomeAway’s listing revenue outside of the United States.

The renewal rate for HomeAway’s subscription listings at the end of any period is defined as the percentage of those paid listings that were active at the end of the period ended twelve months prior that are still active as of the end of the reported period. HomeAway includes most brands in its calculation of renewal rate. Subscriptions to BedandBreakfast.com and HomeAway.com.au remain excluded until HomeAway can further develop its database system.

HomeAway, Inc.

Condensed Consolidated Statements of Income

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
Revenue:
Listing	$53,968	$45,171
Other	10,135	6,796

Total revenue	64,103	51,967
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	10,532	8,458
Product development	9,702	7,011
Sales and marketing	24,734	22,662
General and administrative	12,837	10,274
Amortization expense	2,448	2,863

Total costs and expenses	60,253	51,268

Operating income	3,850	699
Other income (expense):
Interest expense	—	(10)
Interest income	169	57
Other expense, net	(728)	(67)

Total other income (expense)	(559)	(20)

Income before income taxes	3,291	679
Income tax (expense) benefit	(890)	854

Net income	2,401	1,533
Cumulative preferred stock dividends and discount accretion	—	(9,065)

Net income (loss) attributable to common stockholders	$2,401	$(7,532)

Net income (loss) per share attributable to common stockholders:
Basic and diluted	$0.03	$(0.19)

Weighted average number of shares outstanding:
Basic	81,353	38,904
Diluted	84,500	38,904

HomeAway, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$159,428	$118,208
Short-term investments	63,250	65,748
Accounts receivable, net of allowance for doubtful accounts of $461 and $425 as of March 31, 2012 and December 31, 2011, respectively	16,863	15,929
Prepaid expenses and other current assets	5,518	5,680
Restricted cash	730	1,039
Deferred tax assets	4,095	4,090

Total current assets	249,884	210,694
Property and equipment, net	29,281	25,865
Goodwill	302,792	301,015
Intangible assets, net	59,347	61,515
Restricted cash	248	244
Deferred tax assets	5,129	1,794
Other non-current assets	10,208	3,504

Total assets	$656,889	$604,631

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,233	$3,102
Income tax payable	2,683	6,283
Accrued expenses	27,480	26,931
Deferred revenue	123,011	101,955
Deferred tax liabilities	94	92

Total current liabilities	159,501	138,363
Deferred revenue, less current portion	2,405	2,608
Deferred tax liabilities	23,123	16,224
Other non-current liabilities	9,774	6,427

Total liabilities	194,803	163,622

Commitments and contingencies
Stockholders’ equity
Common stock	8	8
Additional paid-in capital	575,405	558,667
Accumulated other comprehensive loss	(4,542)	(6,480)
Accumulated deficit	(108,785)	(111,186)

Total stockholders’ equity	462,086	441,009

Total liabilities and stockholders’ equity	$656,889	$604,631

HomeAway, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities
Net income	$2,401	$1,533
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,455	1,934
Amortization of intangible assets	2,448	2,863
Amortization of premiums on securities and other	562	15
Stock-based compensation	5,198	4,697
Excess tax benefit from stock-based compensation	(603)	(241)
Deferred income taxes	3,514	(1,586)
Net realized/unrealized foreign exchange gain	(654)	(1,248)
Realized loss on foreign currency forwards	1,328	1,407
Changes in operating assets and liabilities, net of assets and liabilities assumed in business combinations:
Accounts receivable	(813)	(2,132)
Income tax receivable	—	(191)
Prepaid expenses and other assets	(6,464)	(816)
Accounts payable	3,114	(1,140)
Accrued expenses	436	(1,434)
Income tax payable	(3,043)	(565)
Deferred revenue	20,177	18,036
Deferred rent and other non-current liabilities	3,304	(158)

Net cash provided by operating activities	33,360	20,974

Cash flows from investing activities
Change in restricted cash	313	—
Cash paid for trademarks and other assets acquired	(45)	—
Purchases of short-term investments	(9,258)	—
Proceeds from sales and maturities of marketable securities and other	11,457	4,000
Net settlement of foreign currency forwards	(1,328)	(1,407)
Purchases of property and equipment	(5,809)	(3,151)

Net cash used in investing activities	(4,670)	(558)

Cash flows from financing activities
Proceeds from exercise of options to purchase common stock	10,937	1,052
Excess tax benefit from stock-based compensation	603	241

Net cash provided by financing activities	11,540	1,293

Effect of exchange rate changes on cash	990	1,466

Net increase in cash and cash equivalents	41,220	23,175
Cash and cash equivalents at beginning of period	118,208	65,697

Cash and cash equivalents at end of period	$159,428	$88,872

HomeAway, Inc.

Schedule of Non-GAAP Reconciliations

(Unaudited, in thousands)

	Three Months Ended March 31,
	2012	2011
Net income	$2,401	$1,533
Add:
Depreciation and amortization	4,903	4,797
Stock-based compensation	5,198	4,697
Interest expense	—	10
Interest income	(169)	(57)
Foreign exchange expense	751	105
Income tax expense (benefit)	890	(854)

Adjusted EBITDA	$13,974	$10,231

	Three Months Ended March 31,
	2012	2011
Cash provided by operating activities	$33,360	$20,974
Capital expenditures	(5,809)	(3,151)

Free cash flow	$27,551	$17,823

	Three Months Ended March 31,
	2012	2011
Net income	$2,401	$1,533
Add:
Stock-based compensation	5,198	4,697
Amortization expense	2,448	2,863
Related tax effect	(2,676)	(2,646)

Pro forma net income	$7,371	$6,447

HomeAway, Inc.

Supplemental Financial Information

(Unaudited, in thousands)

	Three Months Ended March 31,
	2012	2011
Stock-based compensation:
Cost of revenue	$416	$386
Product development	1,231	1,003
Sales and marketing	1,270	1,366
General and administrative	2,281	1,942

Total	$5,198	$4,697

	Three Months Ended March 31,
	2012	2011
Depreciation:
Cost of revenue	$819	$650
Product development	549	419
Sales and marketing	766	636
General and administrative	321	229

Total	$2,455	$1,934

Investor Contact:

HomeAway Investor Relations

(512) 505-1700

investors@homeaway.com

or Addo Communications at (310) 829-5400

Media Contact:

Eileen Buesing

Senior Director of Global Public Relations, HomeAway, Inc.

(512) 493-0375

ebuesing@homeaway.com

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